Exhibit 10.1

2011 Teamshare Incentive Program

(established under the Amended and Restated Dollar General Corporation Annual Incentive Plan)

I.            Definitions

As used in this document:

“Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof which meets the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended.

“Management” refers to an individual Teamshare participant’s direct supervisor and/or the Company’s executive officers up to and including the CEO.

“Merit Effective Date” shall mean April 1 of the applicable performance period or, if later, the applicable date of the annual merit increase (e.g., for the 2011 Teamshare program, the Merit Effective Date is April 1, 2011).

“Teamshare” shall mean this Teamshare Incentive Program, as established under the Amended and Restated Annual Incentive Plan, as amended from time to time.

II.          Teamshare Overview

The Committee establishes the terms of Teamshare, which provides each eligible employee with an opportunity to receive a cash bonus payment equal to a certain percentage of his or her base salary based upon Dollar General’s achievement of one or more pre-established financial performance measures for a specified performance period (typically, our fiscal year).  When more than one financial performance measure is selected, the Committee determines the applicable weight to be assigned to each of the selected measures.

Threshold and target performance levels are established for each of the selected performance measures. No Teamshare payout may be made unless the threshold performance level is achieved. The amount payable to each eligible employee if the Company reaches the target performance level(s) is equal to a specified percentage of the eligible employee’s salary, subject to adjustment for performance discussed below under IV (except in the case of executive officers).  Teamshare payments for financial performance below or above the applicable target levels are prorated on a graduated scale commensurate with performance.

III.         2011 Teamshare Program

For the 2011 Teamshare program, the Committee selected financial performance measures based upon earnings before interest, taxes, depreciation and amortization, as

March 17, 2011	Teamshare

adjusted for certain items (“Adjusted EBITDA”) and return on invested capital (“ROIC”).  The Adjusted EBITDA measure and the ROIC measure are weighted 90% and 10%, respectively, of the total Teamshare pool.  If, for example, the Company achieves the target Adjusted EBITDA performance level but does not achieve the threshold ROIC performance level, the Teamshare pool will fund at 90%. In determining the level of performance the Company has achieved for each performance measure at year end, certain categories of items previously identified by the Committee may be excluded from the calculation.  Threshold performance results for both Adjusted EBITDA and ROIC coincide with potential Teamshare payout levels equal to 50% of individual payout targets (as a percentage of the eligible employee’s base salary).

IV.         Determination of Bonuses

(a)   If the Company achieves at least the threshold financial performance levels, each employee who participates in Teamshare will become eligible to receive a Teamshare payout if he or she receives at least a satisfactory individual performance review.

(b)   Management (or the Committee in the case of non-executive officers; executive officers may not have an upward adjustment to the Teamshare bonus payout) may adjust upward or downward, or entirely eliminate, the Teamshare payout to any eligible employee based upon personal performance, provided the total funded amount of the Teamshare pool is not exceeded.

V.          Individual Eligibility

(a)   To be eligible for a Teamshare payout, an employee must:

1.     Be an active regular, full-time or part-time store support center (SSC) or distribution center (DC) employee during the performance period (for Teamshare program, the Company’s 2011 fiscal year).

2.     Be hired by January 15 of the performance period.

3.     Be employed with the Company through the end of the performance period and on the date on which the Teamshare payment is made (unless otherwise required by state law).

4.     Have received a year-end performance rating of “Needs Improvement” or better (for officers, any Teamshare payment is in the Committee’s discretion if the officer receives a “needs improvement” performance rating). Employees rated “Unsatisfactory” are ineligible.

(b)   Bonuses for the estates of eligible employees will be eligible to receive the Teamshare payment if the employee’s death occurs on or after the end of the performance period.

VI.         Administrative Rules

(a)   Bonuses for eligible employees classified as exempt (below the executive officer level) are calculated based on the Company financial performance, with 20% pooled for allocation on individual performance. At year-end, Management will use the following guidelines in determining an adjustment:

Performance Rating	Total Bonus Opportunity
O	105% - 115%
VG	100% - 110%
G	90% - 100%
NI	40% - 80%
U	0%

(b)   At year-end, the guidelines above will also be provided to Management for adjusting any Teamshare payouts for eligible non-exempt or hourly employees rated “Needs Improvement”.

(c)   Any adjustments to Teamshare payouts for officers are determined by the Committee.

(d)   Each eligible employee’s Teamshare payout is computed as a percentage of the applicable base salary (or day of pay if hourly) plus any shift differential.

(e)   Teamshare payouts are calculated for eligible employees from the beginning of the performance period to the Merit Effective Date based on the eligible employee’s salary (or day of pay if hourly) as of the Merit Effective Date.

(f)    Teamshare payouts will be prorated for changes to an eligible employee’s position, salary, individual target, shift differential or, status that occur between the Merit Effective Date and the end of the performance period based on the number of days the applicable element applies.

(g)   Teamshare payouts are prorated to exclude leaves of absence during the performance period.

(h)   Teamshare payouts will be made no later than April 15 of the year following the fiscal year in which financial performance is measured (e.g., for the 2011 Teamshare program, payouts, if any, will be made no later than April 15, 2012).

(i)    Teamshare information is proprietary and confidential. Employees are reminded that they may not disclose Teamshare information relating to the Company’s financial goals or performance. Such disclosure may result in disciplinary action, up to and including termination. The Company reserves the right to adjust, amend or suspend Teamshare at any time for any reason, including, but not limited to, unforeseen events.

VII.       Tax and Other Withholding Information

The IRS considers incentive payments as supplemental wages.  In accordance with IRS guidelines, Dollar General will withhold federal income taxes at the supplemental rate

(currently established at 25%).  In addition, this payment will be subject to applicable social security, Medicare, state and local taxes. Voluntary deductions (e.g. health insurance, 401k, etc.) will not be deducted from this amount.  Where required by law, specific garnishments (e.g., child support) may be deducted, as appropriate, from this amount.  Certain state laws require incentive payments be held for up to 30 days after the check date pending review of applicable child support garnishments.  After the Company receives notification from the state child support agencies regarding whether part or all of the impacted employee’s incentive payment should be paid toward child support, the Company will pay any remaining incentive funds with the next regular payroll.

Supplement to Teamshare Program Description

For purposes of the 2011 Teamshare program, adjusted EBITDA is computed in accordance with the Company’s credit agreements, and ROIC is calculated as total return (calculated as the sum of operating income, depreciation and amortization and minimum rentals, less taxes) divided by average invested capital of the most recent five quarters (calculated as the sum of total assets and accumulated depreciation and amortization, less cash, goodwill, accounts payable, other payables, accrued liabilities, plus 8x minimum rentals).  Each of adjusted EBITDA and ROIC calculations shall:

•      exclude the impact of (a) certain costs, fees and expenses related to our acquisition and related financing by Kohlberg Kravis Roberts & Co., any refinancings, any related litigation or settlements of such litigation, and the filing and maintenance of a market maker registration statement; (b) any costs, fees and expenses directly related to any transaction that results in a Change in Control (within the meaning of the Company’s Amended and Restated 2007 Stock Incentive Plan) or related to any primary or secondary offering of the Company’s common stock or other security; (c) share-based compensation charges (for adjusted EBITDA only); (d) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (e) any gains or losses associated with the early retirement of debt obligations; (f) charges resulting from significant natural disasters; and (g) any significant gains or losses associated with our LIFO computation; and

•      unless the Committee disallows any such item, also exclude (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the 2011 fiscal year; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring or extraordinary nature.